UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 13, 2021 (August 12, 2021)

Protalix BioTherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33357	65-0643773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 University Plaza
Suite 100
Hackensack, NJ		07601
(Address of principal executive offices)		(Zip Code)

 Registrant’s telephone number, including area code 201-696-9345

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	PLX	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 1.01         Entry into a Material Definitive Agreement

On August 12, 2021, Protalix BioTherapeutics, Inc. (the “Company”) entered into definitive agreements (the “Exchange Agreements”) relating to exchanges (the “Exchanges”) of an aggregate of $54.65 million principal amount of the Company’s outstanding 7.50% Senior Secured Convertible Notes due 2021 (the “Existing Notes”) for an aggregate of $28.75 million principal amount of newly issued 7.50% Senior Secured Convertible Notes due 2024 (the “Exchange Notes”), $25.90 million in cash and accrued and unpaid interest through the cloing date. The Exchange Agreements contain customary representations, warranties and covenants by us together with customary closing conditions. The Exchanges, which will be made in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof, is expected to close as soon as practicable, subject to satisfaction of certain closing conditions. Following the closing of the Exchanges, the Company expects that $3.27 million aggregate principal amount of the Existing Notes will remain outstanding. The description of the Exchange Agreements contained in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the form of the Exchange Agreement, a copy of which is filed as Exhibit 10.1 and incorporated herein by reference.

The Exchange Notes will be issued pursuant to an Indenture to be entered into between the Company, the guarantors party thereto, The Bank of New York Mellon Trust Company, N.A., as trustee and Wilmington Savings Fund Society, FSB, as collateral agent (the “Indenture”). Like the Existing Notes and at equal priority, the Exchange Notes will be secured by perfected liens on all of the material assets of the Company and its subsidiaries. Interest on the Exchange Notes will be payable semi-annually at a rate of 7.50% per annum. The Exchange Notes mature three years after issuance, unless earlier purchased, converted, exchanged or redeemed, and will be guaranteed by the Company’s subsidiaries.

Holders may require the Company to repurchase their Exchange Notes upon the occurrence of certain events that constitute a fundamental change under the Indenture at a purchase price equal to the principal amount thereof plus accrued and unpaid interest to, but excluding, the fundamental change purchase date.

Holders may convert their Exchange Notes at any time prior to the close of business on the business day immediately preceding the stated maturity date of the Exchange Notes. Upon conversion, the Company may, at its election, deliver shares of the Company’s common stock (“Common Stock”), cash or a combination of shares of Common Stock and cash based on the applicable conversion rate. However, until the Company obtains stockholder approval to issue additional shares of Common Stock upon conversion of the Exchange Notes, the Company will be required to settle at least a portion of its conversion obligation in cash. The Company intends to seek stockholder approval promptly in order to settle conversions of the Exchange Notes in Common Stock.

The initial conversion rate is based on a 32.5% premium to the closing price of the Company’s Common Stock on the NYSE American at the close of trading on August 13, 2021.

The Indenture includes covenants customary for instruments of this type, including, without limitation, restrictions on the Company’s ability to incur additional indebtedness, create liens on its properties, pay dividends and make restricted payments or certain investments, and also requires the Company to apply a portion of the proceeds from certain asset sales or licensing arrangements to redeem the Notes, in each case subject to certain exceptions.

The offer and sale of the Exchange Notes and the shares of Common Stock issuable upon conversion of the Exchange Notes, if any, will not be registered under the Securities Act or any state securities laws, and unless so registered, the Exchange Notes and such shares may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Item 2.03         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report is incorporated herein by reference.

Item 3.02         Unregistered Sale of Equity Securities

The information set forth under Item 1.01 of this Current Report is incorporated herein by reference.

Item 8.01         Other Events

On August 13, 2021, the Company issued a press release announcing the entry into the Exchange Agreements, the Exchanges and certain terms and conditions thereof. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated by reference into this Current Report on Form 8-K.

Item 9.01         Financial Statements and Exhibits

Exhibit No.	Description

10.1	Form of Exchange Agreement, dated as of August 12, 2021 among Protalix BioTherapeutics, Inc. and the Existing Holders
99.1	Press Release dated August 13, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2021	PROTALIX BIOTHERAPEUTICS, INC.

	By:	/s/ Dror Bashan
		Name:	Dror Bashan
		Title:	President and Chief Executive Officer